Exhibit 3.1.3

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF RIGHTS, PRIVILEGES, PREFERENCES AND RESTRICTIONS

OF

SERIES A PREFERRED STOCK

OF

WORKSPORT LTD.

Pursuant to Section 78.1955(3) of the Nevada Revised Statutes (“NRS”), Worksport Ltd., a Nevada (the “Corporation”), in accordance with the provisions of the NRS, does hereby submit the following:

WHEREAS, on August 9, 2017, the Corporation (then known as Franchise Holdings International, Inc.) filed a Certificate of Designation (the “COD”) with the Nevada Secretary of State thereby designating 1,000,000 shares authorized preferred stock, par value $0.0001 per share (the “Preferred Stock”), of the Corporation as Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and establishing the voting powers, preferences, limitations, restrictions and relative rights of the Series A Preferred Stock established by a resolution of the board of directors of the Corporation (the “Board”) pursuant to NRS 78.1955(1);

WHEREAS, on March 2, 2019, the Corporation filed an Amended and Restated COD of the Series A Preferred Stock with the Nevada Secretary of State pursuant to NRS 78.1955(3) (the “Amended and Restated Series A COD”);

WHEREAS, pursuant to resolutions adopted on May 5, 2021 by the Board and the sole holder of the outstanding 10,000 shares of Series A Preferred Stock pursuant to NRS 78.1955(3), the Corporation is filing this Amendment to the Amended and Restated Series A COD (the “Amendment”) to (i) reduce the number of authorized Series A Preferred Stock from 1,000,000 to 100 shares; and (ii) eliminating the holder’s right to convert such holder’s shares of Series A Preferred Stock into common stock, par value $0.0001 (the “Common Stock”), of the Corporation.

NOW, THEREFORE, BE IT:

RESOLVED, that Section 1.0 (Designation and Rank) of the Amended and Restated Series A COD is hereby amended and restated in its entirety as follows:

There shall be a series of Preferred Stock that shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be One Hundred (100). The rights, preferences, powers, restrictions, and limitations of the Series A Preferred Stock shall be as set forth herein.

; and be it further

RESOLVED, that Section 3.0 (Conversion into Common Stock) of the Amended and Restated Series A COD is hereby amended and restated in its entirety as follows;

The Series A Preferred Stock is not convertible into any other securities of the Corporation, including, but not limited, the Common Stock of the Corporation.

; and be it further

RESOLVED, that the voting powers, preferences, limitations, restrictions and relative rights of the Series A Preferred Stock established in the Amended and Restated Series A COD not otherwise amended by the foregoing resolutions shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment to the Amended and Restated Series A Certificate of Designation of the Series A Preferred Stock of the Corporation is executed on behalf of the Corporation by its Chief Executive Officer and President this 5th day of May 2021.

WORKSPORT LTD.

By:	/s/ Steven Rossi
Steven Rossi
Chief Executive Officer and President

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